                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                                 COCENSYS, INC.
           --------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   191263 10 2
           --------------------------------------------------------
                                 (CUSIP Number)

                                  PETER E. JANSEN
                                   COCENSYS, INC.
                                213 TECHNOLOGY DRIVE
                                   IRVINE, CA 94112
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               FEBRUARY 12, 1997
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of 15 Pages

CUSIP No. 191263 10 2                   13D                 Page 2 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Robert G. McNeil
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                  159,658
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      2,302,915
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      159,658
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      2,302,915
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

2,462,573
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

10.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 3 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Fred A. Middleton
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                  92,932
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      2,302,915
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      92,932
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      2,302,915
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

2,395,847
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

10.6%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 4 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling Venture Partners III, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                  882,394
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      882,394
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

882,394
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

3.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 5 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling III Biomedical, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                   179,601
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      179,601
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

179,601
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

0.8%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 6 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling III Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

Cayman Islands
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                   465,247
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      465,247
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

465,247
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

2.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 7 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling Ventures Management
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                  0
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                     0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                     0
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                     0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

0
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

0%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 8 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling Venture Partners II, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                  388,224
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                     0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                     388,224
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                     0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

388,224
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

1.7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 9 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling Ventures Limited, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

Cayman Islands
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                   196,815
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      196,815
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

196,815
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

0.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 191263 10 2                   13D                 Page 10 of 15 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Sanderling Biomedical L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*

-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization

California
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting Power
 Beneficially Owned                   190,634
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting Power
                                      0
                             --------------------------------------------------
                              (9) Sole Dispositive Power
                                      190,634
                             --------------------------------------------------
                             (10) Shared Dispositive Power
                                      0
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person

190,634
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)

0.8%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*

PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 11 of 15 Pages

ITEM 1.  SECURITY AND ISSUER

         Class of Securities:       Common Stock

         Issuer:                    CoCensys, Inc. ("Issuer")

         Principal Address::        213 Technology Drive
                                    Irvine, CA 92718


ITEM 2.  IDENTITY AND BACKGROUND

         (a)   Reporting Persons:

               1.    Robert G. McNeil ("McNeil")

               2.    Fred A. Middleton ("Middleton")

               3.    Sanderling Venture Partners III, L.P. ("SVPIII")

               4.    Sanderling III Biomedical, L.P. ("SIIIB")

               5.    Sanderling III Limited Partnership ("SIIILP")

               vi.   Sanderling Ventures Management ("SVM")

               vii.  Sanderling Venture Partners II, L.P. ("SVPII")

               viii. Sanderling Ventures Limited, L.P. ("SVL")

               ix. Sanderling Biomedical, L.P. ("SB"; together with persons i through viii, the "Reporting Persons"; and together with persons iii through viii, the "Venture Fund Reporting Persons")

         (b)   Principal Business Address:

               2730 Sand Hill Road, Suite 200
               Menlo Park, CA 94025

         (c)   Principal Occupation/Principal Business:

               McNeil: General Partner of each of the Venture Fund Reporting Persons

               Middleton:   General Partner of each of the Venture Fund
                            Reporting Persons

               SVPIII:      Venture Capital Fund

               SIIIB:       Venture Capital Fund

               SIIILP:      Venture Capital Fund

               SVM:         Venture Capital Fund

               SVPII:       Venture Capital Fund

               SVL:         Venture Capital Fund

                                                          Page 12 of 15 Pages

               SB:          Venture Capital Fund

         (d)   Not applicable.

         (e)   Not applicable.

         (f)   Citizenship or Place of Organization:

               McNeil:      USA

               Middleton:   USA

               SVPIII:      California

               SIIIB:       California

               SIIILP:      Cayman Islands

               SVM:         California

               SVPII:       California

               SVL:         Cayman Islands

               SB:          California


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Not applicable

ITEM 4.  PURPOSE OF TRANSACTION

         Not applicable


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The following table sets forth certain information with respect to the beneficial ownership of Issuer's common stock by the Reporting Persons. The percentages set forth in the table reflect 22,516,863 shares outstanding as certified to the Issuer on March 20, 1997 by the Issuer's transfer agent, American Stock Transfer & Trust Company.

                                                        Page 13 of 15 Pages

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                      McNeil       Middleton     SVPIII      SIIIB       SIIILP      SVM     SVPII*      SVL*        SB
-----------------------------------------------------------------------------------------------------------------------------
Beneficial          2,462,573**    2,395,847     882,394     179,601     465,247     -0-     388,224    196,815    190,634
Ownership
-----------------------------------------------------------------------------------------------------------------------------
Percentage of           10.9%         10.6%        3.9%        0.8%        2.1%      -0-       1.7%       0.9%       0.8%
Class
-----------------------------------------------------------------------------------------------------------------------------
Sole Voting           159,658         92,932     882,394     179,601     465,247     -0-     388,224    196,815    190,634
Power
-----------------------------------------------------------------------------------------------------------------------------
Shared Voting       2,302,915      2,302,915       -0-         -0-         -0-       -0-        -0-       -0-         -0-
Power
-----------------------------------------------------------------------------------------------------------------------------
Sole Dispositive      159,658         92,932     882,394     179,601     465,247     -0-     388,224    196,815    190,634
Power
-----------------------------------------------------------------------------------------------------------------------------
Shared              2,302,915      2,302,915       -0-         -0-         -0-       -0-        -0-       -0-         -0-
Dispositive
Power
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

* The shares of Issuer Common Stock beneficially owned by these Reporting Persons are subject to voluntary distribution from time to time at the request of their respective limited partners.

** Includes options to acquire 60,000 shares of Issuer's Common Stock 44,000 of which are presently exercisable.

(c)   See Item 3 above.

(d)   Not applicable.

(e)   Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.


     To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7.  EXHIBITS.

         Exhibit A:     Joint Filing Statement.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ Robert G. McNeil
-----------------------------------
Robert G. McNeil


/s/ Fred A. Middleton
-----------------------------------
Fred A. Middleton



Sanderling Venture Partners III, L.P.
Sanderling III Limited Partnership
Sanderling III Biomedical, L.P.
Sanderling Ventures Management
Sanderling Venture Partners II, L.P.
Sanderling Ventures Limited, L.P.
Sanderling Biomedical, L.P.


/s/ Fred A. Middleton
-----------------------------------
Fred A. Middleton
General Partner

                                EXHIBIT A

                           JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached
Schedule 13D is filed on behalf of each of us.


/s/ Robert G. McNeil
-----------------------------------
Robert G. McNeil


/s/ Fred A. Middleton
-----------------------------------
Fred A. Middleton



Sanderling Venture Partners III, L.P.
Sanderling III Limited Partnership
Sanderling III Biomedical, L.P.
Sanderling Ventures Management
Sanderling Venture Partners II, L.P.
Sanderling Ventures Limited, L.P.
Sanderling Biomedical, L.P.


/s/ Fred A. Middleton
-----------------------------------
Fred A. Middleton
General Partner


21278100